CONSULTANT COMPENSATION AGREEMENT

               THIS CONSULTANT COMPENSATION AGREEMENT (the "Plan") is made this 2nd day of November, 2000, between Holographic Systems, Inc., a Nevada corporation ("Holographics"), and Michael L. Labertew, who has executed and delivered this Plan by the execution and delivery of the Counterpart Signature Page which is designated as Exhibit "A"

               WHEREAS, the Board of Directors of Holographics has adopted a written compensation agreement for compensation of Michael L. Labertew, attorney at law, a natural person; and

               WHEREAS, Holographics engaged Mr. Labertew approximately six months ago to provide services at the request of and subject to the satisfaction of its management, and Mr. Labertew provided services prior to said engagement for Holographic's predecessor, for which Holographics agrees to compensate Mr. Labertew; and

               WHEREAS, Mr. Labertew has provided services at the request and subject to the approval of the management of Holographics; and

               WHEREAS, a general description of the nature of the services performed and to be performed and the maximum value of such services under this Plan are listed in the Counterpart Signature Page and exhibit thereto; and

               WHEREAS, Holographics and Mr. Labertew intend that this Plan and the services performed hereunder shall be made, requested and performed in such a manner that this Plan shall be a "written compensation agreement" as defined in Rule 405 of the Securities and Exchange Commission ("Commission") pursuant to which Holographics may issue "freely tradeable" shares (except as may be limited by "affiliate" status) of its common stock as payment for services rendered pursuant to an S-8 Registration Statement to be filed with the Commission by Holographics;

               NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

                           Section 1

                       Compensation Plan

          1.1 Employment. Holographics hereby employs Mr. Labertew and Mr. Labertew hereby accepts such employment, and has and will perform the services requested by management of Holographics to its satisfaction during the term hereof. The services performed by Mr. Labertew hereunder have been and will be personally rendered by Mr. Labertew, and no one acting for or on behalf of Mr. Labertew, except those persons normally employed by Mr. Labertew in rendering services to others, such as secretaries, bookkeepers and the like.

          1.2 Independent Contractor. Regardless of Mr. Labertew's status as "employees" under Rule 405 of the Commission, all services rendered by Mr. Labertew hereunder have been rendered as an independent contractor, and Mr. Labertew shall be liable for any FICA taxes, withholding or other similar taxes or charges, and Mr. Labertew shall indemnify and hold Holographics harmless therefrom; it is understood and agreed that the value of all such items has been taken into account by Mr. Labertew in computing the billable rate for the services Mr. Labertew has rendered and agreed to render to Holographics.

          1.3 Term. All services performed at the request of Holographics by Mr. Labertew have either been performed and completed, or shall be performed within twelve months from the date hereof, at which time this Plan shall terminate.

          1.4 Payment. Holographics and Mr. Labertew agree that Holographics shall pay the invoices of Mr. Labertew for the services performed under this Plan by the issuance of shares of its common stock at a price of $.05 per share; provided, however, such shares of common stock shall be issued pursuant to and shall be subject to the filing and effectiveness of a Registration Statement on Form S-8 covering such shares with the Commission.

          1.5 Invoices for Services. Mr. Labertew has provided Holographics with written invoices detailing the services duly performed and/or the retainer or flat fee for such services. Such invoices shall be paid by Holographics in accordance with Section 1.4 above. The submission of an invoice for the services performed by Mr. Labertew shall be deemed to be a subscription to purchase shares of common stock of Holographics at the price outlined in Section 1.4 above, subject only to the filing and effectiveness of a Registration Statement on Form S-8 covering such shares with the Commission.

          1.6 Common Stock Price. To the extent deemed required or necessary and for all purposes of this Plan, Mr. Labertew shall have an "option" covering such shares of common stock at the per share price set forth in paragraph 1.4 above during the term hereof; Mr. Labertew assumes the risk of any decrease in the per share price or value of the shares of common stock of Holographics that may be issued by Holographics for services performed by Mr. Labertew hereunder, and Mr. Labertew agrees that any such decrease shall in no way affect the rights, obligations or duties of Mr. Labertew hereunder.

          1.7 Limitation on Services. None of the services rendered by Mr. Labertew and paid for by the issuance of shares of common stock of Holographics shall be services related to any "capital raising" transaction.

          1.8 Delivery of Shares. Subject to the filing and effectiveness of a Registration Statement on Form S-8 of the Commission covering such shares, one or more stock certificates representing such shares shall be delivered to Mr. Labertew at the addresses listed on the Counterpart Signature Pages, unless another address shall be provided to Holographics in writing prior to the issuance of such shares.

          1.9 Adjustments in the Number of Shares of Common Stock and Price Per Share. Holographics and Mr. Labertew agree that the per share price of shares of common stock that may be issued by Holographics to Mr. Labertew for services performed under this Plan has been arbitrarily set by Holographics, and was determined based upon an agreed upon value of the stock six months prior to this Agreement; however, in the event Holographics shall undergo a merger, consolidation, reorganization, recapitalization, declare a stock dividend of its shares of common stock or cause to be implemented a forward or reverse stock split which affects the present number of issued and outstanding shares of common stock of Holographics prior to the issuance of shares to Mr. Labertew, that the per share price and the number of shares issuable to Mr. Labertew for services actually rendered hereunder after such event shall be appropriately adjusted to reflect any such event.

          1.10 Effective Date. The Effective Date of the Plan for Mr. Labertew shall be the date set forth on the respective Counterpart Signature Pages.

                           Section 2

           Representations and Warranties of Holographics

         Holographics represents and warrants to, and covenants with, Mr. Labertew as follows:

          2.1 Corporate Status. Holographics is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

          2.2 Compensation Plan. The Board of Directors of Holographics has duly adopted a Compensation Plan as defined in Rule 405 of the Commission pursuant to which Holographics may issue "freely tradeable" shares of its common stock as payment for services rendered, subject to the filing and effectiveness of an S-8 Registration Statement to be filed with the Commission by Holographics.

          2.3 Registration Statement on Form S-8. Holographics shall engage the services of a competent professional to prepare and file a Registration Statement on Form S-8 with the Commission to cover the shares of common stock to be issued under the Plan; shall cooperate with such professional in every manner whatsoever to the extent reasonably required or necessary so that such Registration Statement shall be competently prepared, which such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and which such Registration Statement shall become effective immediately upon its filing; such Registration Statement shall be prepared at the sole cost and expense of Holographics; and Holographics will provide to Mr. Labertew prior to the issuance and delivery of any such shares of common stock a copy of such Registration Statement, the Compensation Plan adopted by its Board of Directors, all quarterly, annual or current reports or other documents incorporated by reference into such Registration Statement and any other similar reports filed or publicly disseminated following the effective date of any such Registration Statement.

          2.4 Federal and State Securities Laws, Rules and Regulations. Holographics shall fully comply with any and all federal or state securities laws, rules and regulations governing the issuance of any such shares of common stock.

          2.5 Limitation on Services. Holographics shall not request Mr. Labertew to perform any services in connection with any "capital raising" transaction under this Plan.

          2.6 Reports With the Commission. Holographics is required to file reports with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Holographics has or will file with the Commission all reports required to be filed by it forthwith, and shall continue to file such reports with the Commission so long as required, but for a period of not less than one year; and such reports are or will be true and correct in every material respect.

          2.7 Corporate Authority and Due Authorization. Holographics has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder. Execution of this Plan and performance by Holographics hereunder have been duly authorized by all requisite corporate action on the part of Holographics, and this Plan constitutes a valid and binding obligation of Holographics and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Holographics.

                           Section 3

       Representations and Warranties of Mr. Labertew

               Mr. Labertew represents and warrants to, and covenants with, Holographics as follows:

          3.1 Employment. Mr. Labertew hereby accepts employment by Holographics for the services performed pursuant to this Agreement. The services performed by Mr. Labertew hereunder have been personally rendered by Mr. Labertew, and persons who he employs or contracts with in the regular course of business.

          3.2 Accredited Investors. Mr. Labertew represents and warrants that, by reason of income, net assets, education, background and business acumen, Mr. Labertew has the experience and knowledge to evaluate the risks and merits attendant to an investment in shares of common stock of Holographics, either singly or through the aid and assistance of a competent professional, and are fully capable of bearing the economic risk of loss of the total investment of services; further, he is an "accredited investor" as that term is defined under the 1933 Act or the rules and regulations promulgated thereunder.

          3.3 Suitability of Investment. Prior to the execution of this Plan, Mr. Labertew shall have provided the services outlined in the respective Counterpart Signature Pages to Holographics, and Mr. Labertew fully believes that an investment in shares of common stock of Holographics is a suitable investment for Mr. Labertew

          3.4 Limitation on Services. None of the services rendered by Mr. Labertew and paid for by the issuance of shares of common stock of Holographics shall be services related to any "capital raising" transaction.

          3.5 Authority and Authorization. Mr. Labertew has full power and authority to enter into this Plan and carry out the obligations hereunder. Execution of this Plan and performance by Mr. Labertew hereunder constitutes a valid and binding obligation of Mr. Labertew and performance hereunder will not violate any other agreement to which he is a party.
                           Section 4

                           Indemnity

              Holographics and Mr. Labertew agree to indemnify and hold the other harmless for any loss or damage resulting from any misstatement of a material fact or omission to state a material fact by the other contained herein or contained in the S-8 Registration Statement of Holographics to be filed hereunder, to the extent that any misstatement or omission contained in the Registration Statement was based upon information supplied by the other.

                           Section 5

                          Termination

               Prior to the performance of services hereunder, this Plan may be terminated (1) by mutual consent of Holographics and Mr. Labertew in writing; (2) by either the Directors of Holographics or Mr. Labertew if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; and (3) shall automatically terminate at the expiration of the term hereof, provided, however, all representations and warranties shall survive the termination hereof; provided, further, however, that any obligation of Holographics to pay for any services actually rendered by Mr. Labertew hereunder shall survive any such termination.

                            Section 6

                       General Provisions

          6.1 Further Assurances. At any time, and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Plan.

          6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Holographics: 4685 S Highland Dr., Suite 202
                              Salt Lake City, UT 84117

          If to Consultant: 4685 South Highland Drive #202A
                            Salt Lake City, UT 84117

          6.3 Entire Agreement. This Plan constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

          6.4 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan.

          6.5 Governing law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

          6.6 Assignment. Neither Holographics nor Mr. Labertew can assign any rights, duties or obligations under this Plan, and in the event of any such assignment, such assignment shall be deemed null and void.

          6.7 Counterparts. This Plan may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Plan effective the day and year first above written.

                              Holographic Systems, Inc.


                              By /s/ Justeene Blankenship
                                ---------------------------
                              Justeene Blankenship, President & Director


                          EXHIBIT "A"

               CONSULTANT COMPENSATION AGREEMENT

                   COUNTERPART SIGNATURE PAGE

               THIS COUNTERPART SIGNATURE PAGE for that certain Consultant Compensation Agreement between Holographic Systems, Inc. and the undersigned Consultant is executed as of the date set forth herein below.

                         Consultant:


                         /s/ Michael L. Labertew
                         4685 South Highland Drive #202A
                         Salt Lake City, UT 84117


Date: November 2, 2000



                   PARTICIPANT RESPONSE LETTER


November 2, 2000

Justeene Blankenship
4685 S. Highland Dr., Suite 202
Salt Lake City, UT 84117

Via Facsimile

Re: Holographic Systems, Inc.

Dear Ms. Blankenship:

     This will confirm for purposes of any filing requirements the source obligation(s) for the shares of Holographic Systems, Inc. that Holographic Systems wishes to have issued to me.

     1. 100,000 shares represents my flat based fee for "clean up" work related to the current, quarterly, annual and related filings with the SEC regarding Holographic Systems, Inc.

     2. 100,000 shares represents my flat based fee for general legal consultation and research for Holographic Systems, meetings with principals of Holographic Systems, and for legal work concerning the current, quarterly, annual and related filings with the SEC regarding Holographic Systems, Inc.

     Please call with any questions you may have.

     Sincerely,


     /s/ Michael L. Labertew